NaturalNano, Inc. S-8

Exhibit 23.4

Consent of Independent Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of NaturalNano, Inc. of our report dated March 29, 2007, on the consolidated statement of stockholders’ (deficiency) equity of NaturalNano, Inc. for the period from December 22, 2004 (inception) to December 31, 2005 and for the year ended December 31, 2006, and the amounts in the cumulative columns in the consolidated statements of operations and cash flows for the period from December 22, 2004 (inception) to December 31, 2006, which appears in the Annual Report on Form 10-K of NaturalNano, Inc. for the year ended December 31, 2008.

/S/ Goldstein Golub Kessler LLP
GOLDSTEIN GOLUB KESSLER LLP
New York, New York
October 14, 2009